Exhibit 99.1

IVAX DIAGNOSTICS RELEASES FOURTH QUARTER AND YEAR END RESULTS

2003 Net Revenues Increase 27.7% Compared to Prior Year

MIAMI—(BUSINESS WIRE)—March 18, 2004—IVAX Diagnostics, Inc. (AMEX:IVD) reported financial results for the year and fourth quarter ended December 31, 2003. IVAX Diagnostics reported net revenues for the year ended December 31, 2003 of $17,673,000, compared to $13,841,000 from the same period of the previous year, an increase of 27.7%. For the year ended December 31, 2003 the net loss was $675,000, compared to a net loss of $2,830,000 for the year ended December 31, 2002, a reduction of 76.1%. Net revenues for the fourth quarter of 2003 were $4,394,000, compared to $4,315,000 from the same period of the previous year. The net loss for the fourth quarter of 2003 was $97,000 compared to a net loss of $583,000 for the fourth quarter of 2002.

Giorgio D’Urso, CEO and President of IVAX Diagnostics, said, “Our results for the year were significantly improved, primarily resulting from revenue increases associated with our transaction with Sigma Diagnostics, significant improvement in our gross margins, and increases in reagent revenue generated from new instrument placements. For the year ended December 31, 2003, placements of our Mago® Plus system in the United States increased 20% over the previous year. We expect that our ongoing success with the Mago® Plus system will continue to fuel our future growth until our proprietary PARSEC™ System is launched in the U.S. market later this year. We believe that this new system will allow us to continue building upon the automation strategy that we have created for the laboratory market. Furthermore, we are pleased to see an improvement in our financial results for the fourth quarter of 2003, especially with the reduction of our net loss to $97,000 for the quarter. For the year, we generated cash flows from operating activities of $530,000 during 2003 compared to cash used in operating activities of $2,251,000 during 2002.”

Phillip Frost, M.D., IVAX Diagnostics’ Chairman said, “We are very pleased to see the continued positive developments at IVAX Diagnostics. We believe that continued internal growth, strategic alliances, and selective acquisitions in the in vitro diagnostics market sector will allow us to build a diagnostics company that will be a major force in the diagnostics industry.”

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc., headquartered in Miami, Florida, develops, manufactures and markets proprietary diagnostic reagents, instrumentation and software in the United States and Italy through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l. and ImmunoVision, Inc. IVAX Corporation (AMEX:IVX, LSE:IVX.L) owns approximately 72% of IVAX Diagnostics, Inc.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation: risks and uncertainties regarding the PARSEC™ System, including, without limitation, that the PARSEC™ System may not perform as or be available when expected, that the PARSEC™ System may not be a factor in the future growth of IVAX Diagnostics, that IVAX Diagnostics may not be successful in its marketing of the PARSEC™ System, and that customers may not integrate the PARSEC™

System into their operations as readily as expected; that improved financial performance or results may not occur; that IVAX Diagnostics’ automation strategy may not prove successful; that IVAX Diagnostics may not enter into additional strategic alliances, transactions or acquisitions; that IVAX Diagnostics may not experience internal or external growth; that the Mago® Plus system may not fuel the future growth of IVAX Diagnostics; and that IVAX Diagnostics may not become a major diagnostic company; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risk factors set forth above, investors should consider the economic, competitive, governmental, technological and other factors discussed in IVAX Diagnostics’ filings with the Securities and Exchange Commission.

IVAX DIAGNOSTICS, INC.

RESULTS OF OPERATIONS

Period Ended December 31, (In thousands, except per share data)	Three months		Year
	2003	2002	2003	2002
	(Unaudited)
Net revenues	$4,394	$4,315	$17,673	$13,841
Cost of sales	1,990	2,198	7,484	7,265

Gross profit	2,404	2,117	10,189	6,576

Operating expenses:
Selling	1,330	1,395	5,335	4,636
General and administrative	953	1,144	4,588	4,011
Research and development	302	318	1,297	1,427

Total operating expenses	2,585	2,857	11,220	10,074

Loss from operations	(181)	(740)	(1,031)	(3,498)

Other income (expense), net	109	127	436	542

Loss from continuing operations before income taxes	(72)	(613)	(595)	(2,956)

Provision (benefit) for income taxes	25	(30)	80	(126)

Net loss	$(97)	$(583)	$(675)	$(2,830)

BASIC AND DILUTED LOSS PER SHARE:	$—	$(.02)	$(.02)	$(.10)

BASIC AND DILUTED AVERAGE SHARES OUTSTANDING:	27,656	28,028	27,590	28,488

IVAX DIAGNOSTICS, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	December 31, 2003	December 31, 2002

ASSETS

Current assets	$28,264	$27,178
Property, plant and equipment, net	2,128	1,996
Other assets	7,973	8,249

Total assets	$38,365	$37,423

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$3,931	$3,657
Other long-term liabilities	471	370
Shareholders’ equity	33,963	33,396

Total liabilities and shareholders’ equity	$38,365	$37,423

Contact:	Duane M. Steele
IVAX Diagnostics, Inc.
305-324-2338
www.ivaxdiagnostics.com